Exhibit 7.1

JOINT FILING AGREEMENT

This Agreement is dated as of May 30 2023, by and among Jeff Rizzo (“Jeff Rizzo”), Titan Holdings 2, LLC (“Holdings”), the Marilyn Rizzo Trust dated April 23, 2010, as amended (the “Trust”), and Marilyn Rizzo (the “Trustee”).

WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under Section 13d(1) of the Securities Exchange Act of 1934, as amended (the “Act”), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing.

NOW, THEREFORE, the undersigned do hereby agree as follows:

1. The Schedule 13D (the “Schedule 13D”) with respect to TraQiQ, Inc., a California corporation, to which this Agreement is attached as Exhibit 7.1 is filed on behalf of Jeff Rizzo, the Trustee, Holdings, and the Trust. Each of Jeff Rizzo, Holdings, the Trust, and the Trustee hereby authorizes Jeff Rizzo to file the Schedule 13D on its behalf.

2. Each of Jeff Rizzo, Holdings, the Trust, and the Trustee agree that nothing in this Joint Filing Agreement should be considered an admission of beneficial ownership of the shares described in the Schedule 13D.

3. Each of Jeff Rizzo, Holdings, the Trust, and the Trustee is responsible for the completeness and accuracy of the information concerning such person or entity contained therein; provided that such person or entity is not responsible for the completeness or accuracy of the information concerning any other person or entity making such filing.

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IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first above written.

Jeffrey Rizzo

/s/ Jeffrey Rizzo
Jeffrey Rizzo

Titan Holdings 2, LLC

/s/ Jeffrey Rizzo
By:	Jeffrey Rizzo, Manager

Marylin Rizzo Trust Dated April 23, 2010, as amended

/s/ Marylin Rizzo
By:	Marylin Rizzo, trustee

Marylin Rizzo

/s/ Marylin Rizzo
By:	Marylin Rizzo